Exhibit F to the Separate Series of the Amended and Restated Managed Portfolio Series Custody Agreement

Name of Series
CSC Small Cap Value Fund

Multiple Series Trust CUSTODY SERVICES FEE SCHEDULE at September, 2015

Annual Fee Based Upon Market Value Per Fund*
 [ ] basis point on average daily market value of all long securities and cash held in the portfolio
Minimum annual fee per fund - [ ]
Plus portfolio transaction fees

Portfolio Transaction Fees
$[ ] /book entry DTC transaction/Federal Reserve transaction/principal paydown
$[ ] /U.S. Bank repo agreement transaction, reverse repurchase agreement, time deposit/CD or other non-depository transaction
$[ ]/option/future contract written, exercised or expired
$[ ] /mutual fund trade/Fed wire/margin variation Fed wire
$[ ] /physical transaction
$[ ] /segregated account per year

Additional fees apply for global servicing
A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
No charge for the initial conversion free receipt.
Overdrafts – charged to the account at prime interest rate plus [ ], unless a line of credit is in place.
Sub-Advised Funds - $[ ] per custody account per year

Out-Of-Pocket Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges and extraordinary expenses based upon complexity.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly.

Advisor’s Signature not needed on the domestic and global fees on this Exhibit F as they are not changing at November 16, 2016.

Cove Street

Exhibit F (continued) to the Separate Series of the Amended and Restated
Managed Portfolio Series Custody Agreement

ADDITIONAL GLOBAL SUB-CUSTODIAL SERVICES ANNUAL FEE SCHEDULE at September, 2015
Country	Instrument	Safekeeping (BPS)	Transaction Fee	Country	Instrument	Safekeeping (BPS)	Transaction Fee
[redacted]				[redacted]
* Additional customer documentation and indemnification will be required prior to establishing accounts in these markets.
NOTE: Safekeeping and transaction fees are assessed on security and currency transactions.

Cove Street

Exhibit F (continued) to the Separate Series of the Amended and Restated
Managed Portfolio Series Custody Agreement

Global Sub-Custodial Services Annual Fee Schedule at September, 2015

Annual Base Fee - will apply per account (fund)

$ [ ] per account (fund) - 1-25 foreign securities
$ [ ]    per account (fund) - 26-50 foreign securities
$ [ ]    per account (fund) - >51 foreign securities

Euroclear – Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.
For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Tax Reclamation Services: Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $[ ] per claim.

Out of Pocket Expenses
Charges incurred by U.S. Bank, N.A. for local taxes, stamp duties or other local duties and assessments, stock exchange fees, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
SWIFT reporting and message fees.

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Cove Street